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                     June 13, 2024

       Salman Khan
       Chief Financial Officer
       Marathon Digital Holdings, Inc.
       101 NE Third Avenue, Suite 1200
       Fort Lauderdale, FL 33301

                                                        Re: Marathon Digital
Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            File No. 001-36555

       Dear Salman Khan:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Zabi Nowaid